Exhibit 10.3

C.3 STRATEGIC SALES & MARKETING AGREEMENT

This agreement is made on June 16, 2010 between EvoLucia, Inc., (hereinafter “COMPANY”) and Erich Hofer                 (hereinafter "Representative").  This agreement replaces and supersedes any and all previous agreements.

WHEREAS, COMPANY is currently engaged in the manufacturing and sale of solid state lighting fixtures and renewable energy products (hereinafter, "Products");

WHEREAS, Representative has an organization capable of selling these Products to customers (hereinafter "Customers")

WHEREAS, both parties deem it in their best interest for Representative to undertake such sales of COMPANY’s Products to the Customers as specified; and

NOW, THEREFORE, in consideration of the premises and intending to be legally bound hereby, COMPANY and Representative agree as follows:

1.           COMPANY appoints Representative as its sales representative to the Customers to sell the Products provided by COMPANY subject to the requirements, terms and conditions contained herein.

2.           Representative accepts the appointment upon the terms and conditions herein set forth.

3.           COMPANY shall pay to Representative up to a 10% sales commission in accordance with the schedule set forth in Appendix A.  The commission shall be calculated on the Distributor Net Pricing (“DNE”). Distributor Net Pricing is defined within a confidential EvoLucia price schedule that will be provided to Representative for all Products that the representative is authorized to sell. Commissions due and payable on sales prices below DNE are negotiable.

4. The Representative is an independent contractor and shall have no power, right or authority to and agrees not to commit, obligate or bond the Company in any manner whatsoever.

5.  The primary area of responsibility in which the Representative is to solicit sales of Products (herein Territory) and the market segment as set forth in Appendix B.  The manufacturers the Representative currently represents are set forth on Appendix C and the Representatives agents are set forth on Appendix D.

6. The Company reserves the right to solicit and sell directly or indirectly any of the Products to any customer in the Territory (National Accounts).  The Representative may only sell to OEM accounts with the Company’s written approval.

7. The Representative agrees to accept the Company’s decision regarding (a) the division of commission where one or more other sales representatives contributes to the securing of an order, and (b) adjustments of commission for returned goods, rejects, purchase price adjustment, credits, reductions, credit losses and charge backs.

8.           The Company shall only pay Representative for written pre-approved out-of-pocket expenses that are incurred by Representative in connection with its performance under this Agreement.  Representative shall be solely responsible for any and all of Representative’s expenses that are typically associated with the operations of a business operating in the lighting and energy industries, and understands and agrees that Company has no obligation to pay for expenses that are related to running a business.  Representative shall not incur any expenses without prior written consent of COMPANY.  Representative agrees to provide COMPANY with any and all such receipts, ledgers and other records as may be reasonably appropriate for COMPANY to verify the amount and nature of such expenses.

9.           Commissions shall not accrue, nor be payable, for Non-Commissionable Items.  Non-Commissionable Items are defined sales for products and services that do not have a gross profit margin such as: charges for documentation, third party software, labeling and trade dress, non-recurring engineering, experimental samples, tools, equipment, test fixtures and software, development or experimental products, special testing, paperwork training and other services, import and customs duties and levies, value added and sales taxes, order cancellation-modification-rescheduling fees, storage, unloading and insurance and all similar items; and (ii) any consignment sale or shipment, such as samples, first articles and development products for which COMPANY is not likely to be paid.

10.           If price is the determining factor to secure an order because of competitive conditions or other circumstances and it is necessary to reduce the normal pricing for such Products, then COMPANY and Representative shall agree to a reduced commission rate on a mutually acceptable basis.

11.           Commissions due on these sales shall be paid within 15 days after the end of the month in which payment is received and becomes negotiable to COMPANY.  COMPANY is to provide monthly billing statements for all of Representative’s generated business, which will include P.O.s, invoices and dollars billed.  Representative will have the right to audit related COMPANY records relating to the Customers once per year upon providing a written request to COMPANY as long as such request does not unreasonably disrupt COMPANY business and operations.

12.           Representative agrees:

A.
Make all reasonable efforts to cooperate with COMPANY by supplying marketing data needed by COMPANY for its planning and for formulating its policies.  A sales forecast is required at least each fiscal quarter for the following 90 days for the assigned Customers.  This forecast will be documented and will be reviewed periodically to determine if the Representative is reaching the expected performance in terms of sales volume.  The Company reserves the right to terminate the agreement with 30 days notice if the agreed upon sales volume is not being reached and/or the Representative fails to provide the Company with a detailed accounting of product sales that are pending.

B.
Make all reasonable efforts to cooperate with COMPANY by providing assistance with the integration and implementation of product life cycle systems including order processing, inventory management, packaging, shipping, order tracking, invoice reporting, warranty, repair and end of life processing.

C.	Conduct all of its business in its own name and be totally responsible for the payment of any expenses associated with its selling efforts unless other agreed to by both parties in writing.

D,
Representative shall indemnify and hold Company and its officers, directors, advisors and affiliates from and against any and all damage, liability, cost and expense, including, but not limited to, reasonable attorneys' fees, resulting from or arising in connection with (i) any aspect of Representative’s business that does not relate to distribution of the Products; (ii)  the use of any intellectual property otherwise in strict accordance with the terms hereof; (iii) the acts, errors, representations, misrepresentations, willful misconduct or negligence of Representative, its subcontractors, employees, or agents; (iv) the negligence or willful misconduct of Representative or any claim based upon a breach by Representative of its representations, warranties or obligations set forth herein.  The provisions of this Section 8D shall survive with full force and effect after the termination or expiration of this Agreement.

13.           Nothing contained in this agreement shall be construed to imply that Representative is an officer, employee, or party of COMPANY.  Representative is an independent contractor responsible solely for its actions. The Representative must operate with the highest ethical and professional levels at all times. The parties hereto expressly understand and agree that Representative is an independent contractor in the performance of each and every part of this Agreement and is solely responsible for all of its employees and agents and its labor costs, including all applicable Social Security taxes, employment taxes and other statutory withholdings, and expenses arising in connection therewith, and for any and all claims, liabilities or damages or debts of any type whatsoever that may arise on account of Representative's activities, or those of its employees or agents in the performance of this Agreement.

14.           This Agreement is effective on the date above, and shall continue in full force and effect for a term of one year unless terminated sooner at which time the parties agree to use good faith in renegotiation of the commission structure.  Election to terminate shall be subject to thirty (30) days advance notice in writing by the party so terminating. The effects of terminations shall be as follows:

A.
If termination is instituted by COMPANY for any reason, commissions will accrue and be paid for all orders of same or similar products booked and shipped to Customers up to twelve (12) months from the effective date of termination or until existing purchase orders, purchase agreements or forecasts in place at the time of termination for the Customers are fulfilled, whichever is longer.

B.
If termination is instituted by Representative, then Representative shall be entitled to commissions for orders booked by Customers on or before the effective date of termination and paid within 90 days from the effective date of termination.

C.
Upon termination or expiration of this Agreement for any reason whatsoever, Representative: a) shall immediately discontinue any use of the name, logos, type, trademarks or slogans of COMPANY, b) shall immediately discontinue all representations or statements from which it might be inferred that any relationship exists between COMPANY and Representative; and c) will cease to promote, solicit orders for or procure orders for Products (but will not act in any way to damage the reputation of COMPANY or the Products).  On termination, all trade names, patents, designs, drawings, engineering, photographs, samples, literature, and sales aids of every kind, or other COMPANY data, shall remain the property of COMPANY, and Representative shall prepare such in its possession with reasonable promptness for shipment, f.o.b. the shipping point, as may be directed by COMPANY.  Representative shall not make or retain copies of any "confidential" items or information, with which it may have been entrusted as such, which, however, shall not include the regular exchange of business correspondence normally involved under the operation of this Agreement.  In addition, Representative will immediately return to COMPANY, as COMPANY may direct, all goods, circulars, catalogs, price lists, articles and other materials belonging to COMPANY and in the custody of Representative, including any and all confidential information of COMPANY.

15.           Except as expressly provided otherwise in this Agreement, Company shall not be liable to any other party, or to any other person or entity, for special, incidental or consequential damages, regardless of whether it has been advised of the possibility of such damages and notwithstanding the failure of any limited remedy provided in this Agreement to achieve its essential purpose.

16.           Any other provision contained herein to the contrary notwithstanding, neither party shall be liable to the other for any delay or failure to perform any of its obligations under this Agreement caused by compliance with governmental regulations or directions, outbreak of a state of emergency, Act of God, war, warlike hostilities, civil commotions, riots, epidemics, storms, fires, strikes, lockouts, and any other cause or causes beyond the reasonable control of such party.

17.           This Agreement and the attached Appendices constitute the entire agreement of the parties hereto and supersedes any and all prior oral or written agreements or representations.  This Agreement may not be amended or modified except by written agreement signed by both parties hereto.  No provision of this Agreement may be waived except in writing signed by the party granting such waiver.

A.
The parties shall keep in strict confidence from any third party, and duly safeguard in the same manner as they safeguard their own like information, any and all proprietary and confidential business and technical information received from the other party concerning the business affairs and transactions covered by this Agreement, including, without limitation, all proprietary and confidential technical information received from Company or its affiliates pertaining to the Products, and shall not at any time knowingly disclose such information to others or use such information for any purpose other than as permitted under this Agreement.

B.
A party may disclose information subject to this Section 12 to its directors, officers, employees and advisors (collectively, “Approved Representatives”) and to its affiliates, if and to the extent the Approved Representative or affiliate has a need to know in connection with the performance or enforcement of this Agreement and is obligated to maintain the information in confidence in accordance with this Agreement. A party will be responsible for any breach of this Section 12 by its Approved Representatives or Affiliates.

C.
Each party shall maintain information subject to this Section 12 in complete confidence until such time as it is publicly known through no act, omission or contribution of such party. Notwithstanding any prior expiration or termination of this Agreement, it is expressly understood that the provisions of this Section 12 shall survive with full force and effect until five years following the termination of this Agreement.

D.
Notwithstanding the foregoing, any of the parties may disclose such information if required by laws, regulations or orders of the United States Government, or any of their competent agencies. In the event such disclosure is required by a party hereto, the party shall give written notice of such disclosure as soon as possible prior to making the disclosure.

E.
Information shall be considered subject to this Section 12 only if it is disclosed: (i) in written or other tangible form and labeled or otherwise expressly identified as “confidential” or “proprietary” at the time of disclosure, or (ii) in oral form if expressly identified as “confidential” or “proprietary” at the time of disclosure and confirmed as such by written notice within thirty (30) days after the verbal disclosure. A party shall not be liable for use or disclosure of information under this Section 12 if the recipient demonstrates that the information was in the recipient’s possession at the time of its receipt hereunder and was not acquired, directly or indirectly, from the disclosing party, or if the recipient receives the information from a third party having the lawful right to disclose the same, or if the information is independently developed by the recipient without use of any confidential information received from the other party.

18.            This Agreement shall be governed by and construed in accordance with the internal laws of the State of Florida, the United States. All disputes arising out of or relating to this Agreement or any breach thereof shall be settled exclusively by arbitration to be held in the City of Sarasota, in accordance with the Rules of American Arbitration Association. The award of Arbitration rendered shall be final and binding upon both parties, and be enforceable by any court having jurisdiction. The arbitrators shall apply the internal laws of the State of Florida, the United States, as specified above in determining the rights, obligations and liabilities of the parties and shall not have the power to alter, modify, amend, add to or subtract from any term or provision of this Agreement nor to rule upon or grant any extension, renewal or continuance of this Agreement, nor to award damages or other remedies expressly prohibited by this Agreement, nor to grant injunctive relief, including interim relief, of any nature, notwithstanding any contrary provisions of the Rules of the American Arbitration Association specified above. If, under applicable law, this arbitration provision is not enforceable as to a particular claim brought by one party against the other, then legal proceedings involving only that claim may be instituted solely in the United States district court geographically located nearest Sarasota, Florida or, if such court may not exercise jurisdiction, a court of the State of Florida. For all purposes of this Agreement, all parties hereby irrevocably consent to the jurisdiction of such court and waive any defense based on improper or inconvenient venue or lack of personal jurisdiction.

SIGNATURE PAGE FOLLOWS

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives, as of the day and year first above written:

EVOLUCIA, INC. Signature: /s/Jim Perkins Printed: Jim Perkins Title: V.P. of Sales and Finance	Representative Signature: /s/Erich Hofer

APPENDICES FOLLOW

STRATEGIC SALES & MARKETING AGREEMENT

Appendix A:
Commission Schedule

Based on Confidential EvoLucia Price Schedule:
Commissions will be paid on Distributor Net Pricing (DNE) as set forth in Section 3 and 11. Commission payments are due and payable upon COMPANY’s receipt of payment, and will be subject to the following percentages based on the below performance criteria:

1) Representative identifies the customer and specific opportunity                                                                                                                                = 25% of total agreed-upon commission
2) Representative writes and secures the product specification                                                                                                                                = 50% of total agreed-upon commission
3) Representative closes the order and secures a purchase order                                                                                                                     = 25% of total agreed-upon commission

Appendix B:
Sales Territory/Territories

The Territory mentioned in the foregoing Sales Representative Agreement shall consist of the following:

Sales Channel(s):

State:                                           Counties:

Appendix C
Please list all manufacturers currently represented

Appendix D

Please list all agency personnel